Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

November 26, 2025

CF Industries Holdings, Inc.

CF Industries, Inc.

 2375 Waterview Drive

Northbrook, Illinois 60062

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel for CF Industries Holdings, Inc. a Delaware corporation (the “Parent Guarantor”), and CF Industries, Inc., a Delaware corporation and wholly owned subsidiary of the Parent Guarantor (the “Issuer”), in connection with the registration by the Issuer of $1,000,000,000 aggregate principal amount of 5.300% Senior Notes due 2035 (the “Notes”) pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-291328 and 333-291328-01) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Notes are to be issued pursuant to that certain Indenture, dated November 6, 2025 (the “Base Indenture”) , by and among the Issuer, the Parent Guarantor and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, the Parent Guarantor and the Trustee. The Indenture provides that the Notes are to be guaranteed (the “Guarantee” and, together with the Notes, the “Securities”) by the Parent Guarantor. The Notes are to be sold pursuant to that certain Underwriting Agreement, dated November 20, 2025 (the “Underwriting Agreement”), among the Issuer, the Parent Guarantor and Goldman Sachs & Co. LLC, BMO Capital Markets Corp. and Citigroup Global Markets Inc., as representatives of the several underwriters named in Schedule II thereto (the “Underwriters”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Third Amended and Restated Certificate of Incorporation of the Parent Guarantor, (ii) the Fifth Amended and Restated Bylaws of the Parent Guarantor, (iii) the Restated Certificate of Incorporation of the Issuer, (iv) the Bylaws of the Issuer, (v) minutes and records of the corporate proceedings of the Issuer and the Parent Guarantor with respect to the issuance of the Securities, (vi) the Registration Statement, (vii) the Indenture and (viii) forms of the Notes.

Austin Bay Area Beijing Boston Brussels Chicago Dallas Frankfurt Hong Kong Houston London Los Angeles Miami Munich Paris Philadelphia Riyadh Salt Lake City Shanghai Washington, D.C.

CF Industries Holdings, Inc. CF Industries, Inc. November 26, 2025 Page 2

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Issuer and the Parent Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Issuer and the Parent Guarantor. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Issuer, the Parent Guarantor and others as to factual matters.

We have also assumed that the execution and delivery of the Indenture by the Issuer and the Parent Guarantor and the Notes by the Issuer and the performance by the Issuer and the Parent Guarantor of their respective obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Issuer or the Parent Guarantor is bound.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, (i) the Notes will constitute binding obligations of the Issuer and (ii) the Guarantee will constitute the binding obligation of the Parent Guarantor.

We assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

CF Industries Holdings, Inc. CF Industries, Inc. November 26, 2025 Page 3

Our opinion above related to the Guarantee is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Parent Guarantor (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture, the Notes or the Guarantee so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuer or the Parent Guarantor, which is substantially and materially different from that presently contemplated by the Indenture, the Notes and the Guarantee.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Current Report on Form 8-K to be filed by the Parent Guarantor with the Commission on the date hereof and its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus supplement constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We are not qualified to practice law in the State of Delaware and our opinions herein regarding Delaware law are limited solely to our review of provisions of the General Corporation Law of the State of Delaware, which we consider normally applicable to transactions of this type, without our having made any special investigation as to the applicability of another statute, law, rule or regulation. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of a Current Report on Form 8-K by the Parent Guarantor, and its incorporation by reference into the Registration Statement, and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Sincerely,
/s/ KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP